Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Phone: 770-419-3355
CryoLife	The Ruth Group
D. Ashley Lee	Zack Kubow
Executive Vice President, Chief Financial Officer and Chief Operating Officer	646-536-7020 zkubow@theruthgroup.com
Phone: 770-419-3355

Jeffrey H. Burbank Joins CryoLife Board of Directors

ATLANTA, GA…(October 2, 2017)…CryoLife, Inc. (NYSE: CRY), a leading medical device and tissue processing company focused on cardiac and vascular surgery, announced the appointment of Jeffrey H. Burbank to its Board of Directors effective September 29, 2017.

Pat Mackin, Chairman, President, and Chief Executive Officer,  commented,  “Jeff has over 30 years of in-depth management experience in medical devices, highlighted by his tenure growing NxStage Medical from inception to more than $360 million in annual revenue.  His experience will allow him to bring a unique perspective to our Board on our internal and external development programs.  Jeff brings a proven track record of success to the Board as we continue to focus on accelerating the Company’s growth.”

Mr. Burbank said, “I am excited to join the CryoLife Board of Directors.  I share the Company’s vision to advance the standard of care with innovative products that help improve the health and quality of life of patients.    I  look forward to working with Pat, the Board and the CryoLife team as they continue to advance the Company’s mission.”

Mr. Burbank is the Chief Executive Officer and founder of NxStage Medical,  Inc.,  (NASDAQ: NXTM) a leading medical technology company that develops, manufactures and markets innovative products for the treatment of end-stage renal disease (ESRD) and acute kidney failure.  Mr. Burbank has led NxStage since its inception in 1998, guiding it through all of its developmental phases to the successful initiation and rapid growth of commercial activities, its initial public offering, the evolution of its product line, its expansion into other markets, and its pending acquisition by Fresenius Medical Care.  Prior to NxStage, Mr. Burbank was Chairman and Chief Executive Officer of Vasca, Inc., a privately held, medical device company.  Mr.  Burbank previously held leadership positions at ZymeQuest, Inc., and Gambro, Inc.  Mr. Burbank received his Bachelor of Science in Industrial Engineering from Lehigh University.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac and vascular surgical procedures.  CryoLife markets and sells products in more than 80 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.